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                                                                    EXHIBIT 11

                   HILTON HOTELS CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF PER SHARE EARNINGS(1)

                                                          1996           1995          1994
                                                      ------------  -----------   ------------
Income (in millions)
     Before extraordinary item                                $156         $173           $122
     Deduct dividends on preferred shares                        -            -              -
                                                      ------------  -----------   ------------
     Income applicable to common stock
       before extraordinary item                               156          173            122
     Extraordinary item, net                                   (74)           -              -
                                                      ------------  -----------   ------------
     Income applicable to common stock                         $82         $173           $122
                                                      ------------  -----------   ------------
                                                      ------------  -----------   ------------
Shares
     Shares outstanding January 1                      193,348,712  192,458,892    191,387,416
     Stock option - weighted average exercises             177,702       74,152         89,936
     Weighted average shares issued                      1,860,359            -              -
     Outstanding when market price exceeds
      exercise price at ends of periods                 10,331,635    5,469,300      4,882,240
     Less shares assumed purchased with proceeds        (8,575,719)  (3,909,872)    (3,222,220)
                                                      ------------  -----------   ------------
     Common and common equivalent shares               197,142,689  194,092,472    193,137,372
                                                      ------------  -----------   ------------
                                                      ------------  -----------   ------------
Earnings per common share
     Income before extraordinary item                        $0.79        $0.89          $0.63
     Extraordinary item                                      (0.38)           -              -
                                                      ------------  -----------   ------------
     Net income                                              $0.41        $0.89          $0.63
                                                      ------------  -----------   ------------
                                                      ------------  -----------   ------------
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(1)  All periods restated to give effect to 4 for 1 common stock split in
     September 1996.